SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange  Act  of
1934

Date of Report (Date of earliest event reported):  December 1, 1999


                    THE DOW CHEMICAL COMPANY
     (Exact name of registrant as specified in its charter)


     Delaware             1-3433            38-1285128
 (State or other     (Commission File     (IRS Employer
 jurisdiction of         Number)          Identification
  incorporation)                               No.)


2030 Dow Center, Midland, Michigan         48674
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (517) 636-1000


                         Not applicable
 (Former name or former address, if changed since last report.)


Item 5.  Other Events

     Union Carbide Corporation issued a press release on December
     1, 1999, the text of which is as follows:

UNION CARBIDE
NEWS RELEASE




       UNION CARBIDE SHAREHOLDERS APPROVE PLAN FOR MERGER
                        WITH DOW CHEMICAL

DANBURY, Conn., Dec. 1 -- Union Carbide Corporation (NYSE: UK) today announced that its shareholders have voted to adopt the agreement and plan of merger between the corporation and The Dow
Chemical Company (NYSE: DOW).

More than 99.9 million shares were voted in favor of the merger, representing approximately 96 percent of the shares voted and 74 percent of the outstanding shares as of the record date of Oct. 4, 1999. A vote of two-thirds of the outstanding shares was required to approve the merger.

Filings alsoregarding the merger have been made with the U.S. Federal Trade Commission, the European Commission and other regulatory authorities. The merger is expected to take place following completion of the necessary regulatory reviews.

"I am very excited about this opportunity for Union Carbide to join forces with Dow to create what we believe will be the world's premier diversified chemical company," said Union Carbide Chairman and CEO William Joyce. "With leading technologies and outstanding facilities and people, we believe the new Dow will offer even stronger long-term prospects for profitable growth and enhancing shareholder value, while also delivering enhanced value to customers and end-use consumers."


Contact for Union Carbide Corporation:
Name:  Sean S. Clancy
Phone:  (203) 794-6976


                           SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    THE DOW CHEMICAL COMPANY
                           Registrant




                                   /s/ J. P. REINHARD
                                   J. Pedro Reinhard
                                   Executive Vice President and
                                   Chief Financial Officer


                                   Date:  December 1, 1999